                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                  AETNA INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          PROVIDENCE INVESTORS, LLC
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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
[PROVIDENCE CAPITAL LETTERHEAD]

Providence Capital

April 11, 2002

Mr. John W. Rowe, M.D.
Chairman of the Board
Aetna, Inc.
151 Farmington Avenue
Hartford, Connecticut 06156


Dear Dr. Rowe:

As per the attached press release, Providence Capital is holding a meeting of Aetna's institutional shareholders to discuss our alternative director nominee and the reasons behind our solicitation. We would like to extend to you, and other members of Aetna's senior management team and members of the Board of Directors an invitation to attend.

Please let me know if there are any takers.

Thank you.

Sincerely yours,

/s/ Herbert A. Denton

Herbert A. Denton
President

Enclosures

PROVIDENCE CAPITAL CALLS MEETING OF AETNA
SHAREHOLDERS


NEW YORK, April 11, 2002 -- Providence Capital, Inc. ("Providence") announced it will hold a meeting for institutional investors regarding Aetna Inc. (NYSE:
AET). Providence, which has submitted a shareholder-sponsored director nominee at the upcoming Annual Meeting of Shareholders invited interested shareholders to attend the session on Wednesday, April 17, 2002 at 11:00 a.m. in New York City at the Peninsula Hotel - Gramercy Room (700 Fifth Avenue at 55th Street). Providence also extends an invitation to Aetna's Board and management. For participants who would like to join the meeting by phone, please register with Providence at 212-888-3200.

"Since September 2000, we have attempted to persuade Aetna's Board to improve its low-ranking corporate governance and, specifically, to rescind the company's 'poison pill'." said Bert Denton, President of Providence Capital. "We offered to withdraw our director nominee if Aetna would simply put its 'poison pill' up to a binding shareholder vote. Aetna refused. We believe in the post-Enron environment that Boards and managements of publicly-held companies, including Aetna, need to be held more accountable to its shareholders, not less. Providence intends to demonstrate numerous specific examples of how Aetna has destroyed shareholder wealth through repeated poor strategic decisions, repeated poor operating performance, repeated excess executive compensation, repeated poor executive selection, and repeated poor corporate governance. This is why Aetna's Board needs a shareholder-nominated watchdog."

Providence is taking r.s.v.p.'s for the meeting at 212-888-3200.

Providence Capital, which is led by President Herbert A. Denton, specializes in shareholder matters with a mission to realize values independent of the stock market. For additional information on this subject, please contact Jay Hill, Providence Capital, Inc., 730 Fifth Avenue, Suite 2102, New York, New York, 10019 Tel: 212-888-3200 Fax: 212-888-3203 or email:
jhill@providencecapitalnyc.com

Providence Capital, Inc. is a member of the National Association of Securities Dealers, ORD #27928.

                                                                        Page 1/2

AETNA'S STOCK PRICE RECOVERY ISN'T OVER, FORBES MAGAZINE SAYS

     Hartford, Connecticut, April 11 (Bloomberg) -- Aetna Inc.'s share price has risen more than 74 percent from its lowest level of 2001 and the recovery is far from over, Forbes Magazine reported, citing fund manager Scott Schermerhorn.

     Aetna, the biggest U.S. health insurer, began focusing solely on insurance in 2000 after selling its financial services and international units to ING Groep NV, Forbes said.

     Shares of Hartford, Connecticut-based Aetna are undervalued and are likely to increase in value by 15 percent this year, the magazine said, citing Schermerhorn.

     The average health maintenance organization is valued at $1,100 per member while Aetna's value is $500 per member and the company could earn 75 cents a share this year and $2 next year, Forbes said, citing Schermerhorn.

(Forbes 4-29 124)

(For the Web site of Forbes Magazine on the Bloomberg, see FORB [GO].

[BLOOMBERG LETTERHEAD]

                                                                  April 10, 2002


                ELECT ONE INDEPENDENT DIRECTOR TO AETNA'S BOARD

Dear Aetna Inc. Shareholder:

We are writing to ask you to VOTE the "GREEN" PROXY CARD to elect one independent director, Mr. Lawrence G. Schafran, to Aetna Inc.'s ("Aetna") Board at Aetna's April 26, 2002 shareholder meeting. We are Providence Investors, LLC ("Providence"), a private investment firm which invests in publicly traded companies. Providence uses applied corporate governance strategies to improve shareholder value. As of April 10, 2002, Providence and its affiliates beneficially owned 16,800 shares of Aetna common stock.

           NUMEROUS GOVERNANCE PROVISIONS LIMIT ACCOUNTABILITY . . .


In December 2000, Aetna adopted numerous corporate governance provisions which insulate Aetna's Board and management from accountability to shareholders. Shareholders were not offered the choice to vote separately for the following corporate governance provisions, but only in combination with the sale of the financial services and international business in order to receive $35.33 per share in cash:


     1. "Poison Pill" or Shareholder Rights Plan;
     2. Super-Majority voting required to amend certain bylaws;
     3. Classified Board (to be declassified in 2004);
     4. No ability for shareholders to call special meetings;
     5. No ability for shareholders to act by written consent;
     6. Pennsylvania incorporation subject to onerous state anti-takeover law;




            PROVIDENCE ASKED AETNA TO ELIMINATE THE "POISON PILL"...

Since September 2000, Providence has urged Aetna to reform its corporate governance to make the Board and management more accountable to shareholders. On February 6, 2002, at a meeting with Aetna's Nominating and Corporate Governance Committee, Providence offered not to run a proxy contest if Aetna would remove just one of its anti-takeover mechanisms, the "poison pill." Aetna declined.

On March 27, 2000, Providence offered in a letter to Aetna's CEO, Dr. John Rowe, that we would withdraw our alternative slate if Aetna would put its "poison pill" to a binding shareholder vote. Aetna declined.

          SHAREHOLDERS' BENEFITED LAST TIME THERE WAS TAKEOVER THREAT

     Ironically, we note that the last time there was a takeover threat, Aetna's shareholders benefited handsomely. On February 14, 2000, Aetna closed at $39 -- an eight year low. On February 24, 2000, Aetna received a confidential letter from WellPoint Health Networks Inc. and ING America Insurance Holdings, Inc. inviting negotiations about a business combination with Aetna for $70 per share. Although the offer to negotiate was rejected, shareholders were subsequently rewarded with $35.33 in cash and one share in the "New Aetna" that closed on April 1, 2002 at $38.66. Thus, shareholders enjoyed a greater than 90% gain in the value of their Aetna shares -- from an eight year low of $39 just prior to the takeover threat, to $35.33 in cash plus $38.66 per share in the new Aetna, for a total equaling $73.99 per share by April 1, 2002.

            EXCEPTIONAL EXECUTIVE PAY FOR UNEXCEPTIONAL PERFORMANCE

     Aetna reported a pre-tax loss(1) of $401 million in 2000 and $299 million in 2001. Among the twelve competitor companies in the Morgan Stanley Health Care Payor Index that were listed by Aetna in its proxy statement, Aetna was the only one with negative operating margin in 2001 and the only one with a negative return on equity. However, Aetna paid $43,376,540 in CEO compensation in 2000 to three separate CEO's.





                            MANAGEMENT'S NOMINEES...

Aetna's nominees for the Board are Ellen M. Hancock, Joseph P. Newhouse and Judith Rodin. Ms. Hancock, the Aetna nominee whom Providence would replace with Mr. Schafran, was the CEO that led Exodus Communications while it incurred billions in debt before filing for bankruptcy in 2001. We believe such a debacle disqualifies Ms. Hancock from acting as director of Aetna Inc.

           VOTE "GREEN" FOR AN INDEPENDENT DIRECTOR ON AETNA'S BOARD!

Vote for greater accountability to shareholders. VOTE "GREEN" FOR
ACCOUNTABILITY! Thank you for your support on this important issue.

Very truly yours,





Herbert A. Denton
President


For additional information, please contact Garland Associates, Inc. Tel:
646-495-3079.




-----------------------------------
(1) Loss before income tax benefit and equity in earnings of affiliates, net.

[PROVIDENCE CAPITAL, INC. LETTERHEAD]

Providence Capital


April 9, 2002


Mr. John W. Rowe, M.D.
Chairman of the Board
Aetna, Inc.
151 Farmington Avenue
Hartford, Connecticut 06156

     Re:  Aetna's "Poison Pill"

Dear Dr. Rowe:

I have enclosed for your review today's press release from Foostar, Inc. (NYSE:
FTS). The company has modified its "poison pill" to make it more "chewable" and has agreed to a review of its corporate governance practices. These changes were a direct result of negotiations conducted between Providence Capital, Inc. and Foostar, Inc. This serves to demonstrate Providence's disposition to constructively negotiate with managements on the issue of "poison pill." This is the fifth rescission or modification of five companies' "poison pills" upon being engaged by Providence on the issue.


Sincerely yours,

/s/ Herbert A. Denton

Herbert A. Denton
President

[FOOTSTAR LETTERHEAD]

Investor Contact:   Kathy Guinnessey            Media Contact: Wendi Kopsick
                    Vice President, Finance                    Jim Fingeroth
                    Footstar, Inc.                             Kekst and Company
                    (845) 727-6675                             (212) 521-4800



                                                  FOR IMMEDIATE RELEASE

                        FOOTSTAR REAFFIRMS COMMITMENT TO
                           SOUND CORPORATE GOVERNANCE

WEST NYACK, NEW YORK, April 9, 2002 -- Footstar, Inc. (NYSE-FTS) today announced that it will modify its Shareholder Rights Plan. The Plan was adopted in March 1999 in order to ensure that all shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to protect the Company's shareholders from abusive takeover tactics. In addition, Footstar will undertake a review of its corporate governance practices.

Footstar's Plan, unlike almost all other plans, has always had a shareholder friendly "chewability" feature that permits offers that meet certain objective criteria, and will be further enhanced. Currently, under the Footstar Plan one of the criteria for permitted offers is that the potential acquirer must obtain a fairness opinion from an investment banking firm that its offer is fair to all shareholders. Under the modification announced today, a potential acquirer will no longer be required to obtain a fairness opinion if the offer represents a premium of 35% or more over the price of Footstar's common stock.

After thoughtful consideration, Footstar decided to take these actions with input from shareholders including Providence Investors. These actions underscore Footstar's commitment to corporate governance practices that are forward looking and serve the interests of all shareholders.

Mickey Robinson, Chairman and Chief Executive Officer of Footstar, commented, "The change announced today is in keeping with the most current corporate governance practices and is consistent with our objectives of protecting the interests of all Footstar shareholders and enhancing shareholder value."

Footstar, Inc. is a leading footwear retailer. The Company offers a broad assortment of branded athletic footwear and apparel through its two athletic concepts. Footaction and Just For Feet and their websites, www.footaction.com and www.justforfeet.com, and discount and family footwear through licensed footwear departments operated by Meldisco, including 2,114 in Kmart stores of which Kmart has a 49% equity interest. As of March 30, 2002, the Company operated 484 Footaction stores in 41 states, Puerto Rico, and the U.S. Virgin Islands, 90 Just For Feet superstores located predominantly in the Southern half of the country and 6,606 Meldisco licensed footwear departments across the country.

                                      ###

                        [PROVIDENCE CAPITAL LETTERHEAD]

Providence Capital


April 1, 2002

Mr. John W. Rowe, M.D.
Chairman of the Board
Aetna, Inc.
151 Farmington Avenue
Hartford, Connecticut 06156

Dear Dr. Rowe:

Thank you for your letter of March 29, 2002. I am disappointed that you are not willing to put the matter of Aetna's "poison pill" up to a shareholder vote in order to avoid the expense and distraction of a proxy contest.

In as much as you had already graciously afforded us the opportunity to present and discuss our views on Aetna's "poison pill" to the Nominating and Corporate Governance Committee and, at that meeting, our views were not persuasive to the Committee, I am perplexed by your proposal to meet a second time if we elect not to pursue our proxy solicitation. Given the Board's unyielding position on Aetna's corporate governance to date, I am sorry to say that your offer simply does not appear to be genuine.

Without any tangible movement from Aetna with respect to its imposing anti-takeover defenses, it seems crystal clear that the Board is out of touch with changes of its owners' attitudes towards accountability. For example, I have attached today's "Heard on the Street" column from The Wall Street Journal wherein Aetna's third largest stockholder, TIAA-CREF, expresses their concern about the combination of a "poison pill" and a staggered board. Therefore, I believe the best way to cause the Board to reconsider its position on these matters is Providence's proxy solicitation.

If I have misread the situation please let me know. Thank you.


Sincerely yours,

/s/ Herbert A. Denton
Herbert A. Denton
President

Providence Capital, Inc.
730 Fifth Avenue
New York, New York 10019
Telephone 212.888.3200
Fax 212.888.3203





Providence Capital


March 27, 2002


Mr. John W. Rowe, M.D.
Chairman, President & CEO
Aetna Inc.
151 Farmington Avenue
Hartford, Connecticut 06156


RE:  AETNA'S "POISON PILL"


Dear Dr. Rowe:

Over the past few days, we have become aware that Aetna Inc., in anticipation of a contested election of directors at the 2002 Annual Meeting of Shareholders, has hired a second proxy solicitation firm, a prominent investment bank and a prominent law firm.

In as much as our interests relate primarily to Aetna's "poison pill" and in order to avoid the expense and management distraction of a contested election, Providence wishes to make the following proposal: if Aetna would agree to put the issue of its "poison pill" up to a binding shareholder vote, Providence would agree to withdraw its slate of director nominees. We believe this proposal represents a fair solution to our differences and would be welcomed by Aetna's shareholders as being in the best interests of Aetna and Aetna's shareholders versus a proxy contest.

Please let us know if you find this proposal to have some appeal. Thank you.


Sincerely yours,


/s/ Herbert A. Denton

Herbert A. Denton
President

[PROVIDENCE CAPITAL LETTERHEAD]

PROVIDENCE CAPITAL
January 18, 2002


Mr. John W. Rowe, M.D.
Chairman, President & CEO
Aetna Inc.
151 Farmington Avenue
Hartford, Connecticut 06156


Re: Enron, Management Accountability, and Aetna's Shareholder Unfriendly Corporate Governance Structure


Dear Mr. Rowe:

As previously communicated, I am writing to remind you that Providence Capital is considering submitting to Aetna's shareholders an alternative slate of director nominees to reconstitute Aetna's Board of Directors and corporate governance practices. As you can imagine, the recent events at Enron Corporation have inflamed the institutional investor community with respect to the accountability of management. With Enron's blood in their eyes, these institutions will demand more independence on boards and fewer shareholder-unfriendly corporate governance mechanisms including: poison pills, staggered boards, super majority voting and the inability for shareholders to call a special meeting or act by written consent.

In light of Aetna's rapidly approaching director nomination deadline, I believe a discussion of this issue directly with Providence Capital is both timely and appropriate. Thus, I would be willing to meet with you at your convenience to fashion a mutually satisfactory resolution of this issue. I look forward to your response to this offer. In addition, I would be grateful if you would circulate this letter to the members of your Board.

Thank you.

Sincerely yours,

/s/ Herbert A. Denton

Herbert A. Denton
President

January 9, 2002

Mr. John W. Rowe, M.D.
Chairman of the Board
Aetna, Inc.
151 Farmington Avenue
Hartford, Connecticut 06156

Dear Dr. Rowe:

Thank you for acknowledging and distributing to the Board my earlier correspondence.

Upon reflection, it seems to me that due to the fundamental business challenges facing management at this time in turning around Aetna's operations and due to the size of Aetna's Board, it might be sensible to assign the task of reviewing Aetna's highly shareholder unfriendly corporate governance structure to the Nominating and Corporate Governance Committee.

Upon examination, you will find that Aetna's corporate governance would be ranked "F" on a comparative basis to its S & P 500 peers. Aetna's state of incorporation, poison pill, staggered Board, supermajority voting, and prohibition against the shareholders ability to act by written consent or to call a special meeting all conspire to make Aetna a tempting corporate governance example.

I note that recent "anti-poison pill" shareholder proposals at Navistar International and at Toys "R" Us garnered 83% and 88% of the respective votes. Many shareholders of these two large cap companies are also some of the largest shareholders of Aetna -- our judgment, more than enough to have elected an alternative minority slate running on a corporate governance platform. With 66% of Aetna's shares in the hands of just 20 institutional investors (and 89% held by institutional investors overall), I believe, particularly in light of Aetna's continuing operating losses, that a well qualified alternative slate running on a corporate governance platform could not be easily dismissed by Aetna's Board.

If you wish to discuss any of this further, we would be happy to do so at your convenience.

Sincerely yours,



Herbert A. Denton
President

[PROVIDENCE CAPITAL LETTERHEAD]

Providence Capital


December 17, 2001

Mr. John W. Rowe, M.D.
Chairman of the Board
Aetna, Inc.
151 Farmington Avenue
Hartford, Connecticut 06156

Dear Dr. Rowe:

As per the attached correspondence to Mr. William H. Donaldson, I challenged Aetna's Board to reconsider the anti-shareholder corporate governance measures that were planned for the "new" Aetna, Inc. The Board totally disregarded my challenge and adopted several measures which disenfranchised Aetna's shareholders. This is absolutely unacceptable for a company of Aetna's stature.

Therefore, I am considering whether to file proxy materials for Aetna's 2002 Annual Meeting of stockholders in order to reconstitute Aetna's Board of Directors and corporate governance practices. If I were to proceed, the first proposal would consist of an alternative slate of director nominees. This proposal would be followed by certain other proposals to create a Corporate Governance Committee of the Board and to address specific corporate governance issues raised in last year's correspondence.

Please feel free to contact me with any questions or responses to the above. Meanwhile, I would be most grateful if you would circulate this letter to Aetna's Board of Directors.

Thank you.

Sincerely yours,


/s/ HERBERT A. DENTON

Herbert A. Denton
President


Enclosure

Providence Capital, Inc.
730 Fifth Avenue
New York, New York 10019
Telephone 212.888.3200
Fax 212.888.3203


Providence Capital


September 25, 2000


Mr. William H. Donaldson
Chairman/President/Chief Executive Officer
Aetna, Inc.
151 Farmington Avenue
Hartford, Connecticut 06156

Dear Bill:

     "The Company does not have a poison pill, staggered board or similar anti-takeover devices because it believes that the way to remain independent is by means of superior performance in building shareholder wealth."

                                   Excerpt from "Corporate Governance Standards" Campbell Soup Company
                                   Proxy Statement


I have read Aetna's preliminary proxy materials with dismay. "New Aetna's" proposed corporate governance contains a number of highly objectionable changes that disenfranchise shareholders, including, among others, the following:


     -  No shareholder action by written consent.

     -  No shareholder ability to call a special meeting.

     -  Certain by-laws require an 80% super-majority vote.


Frankly, these provisions are disgraceful. Not only are they quite unnecessary entrenchment devices and not only are they contrary to the policies and sensibilities of Aetna's institutional investors (78% of shares); they repudiate the basic principals of corporate democracy: majority rule and, as a result, are an affront to all shareholders.

You were selected to lead this venerable company out of a self-inflicted operational morass. I believe you are meant to set the highest standards of leadership and business principles, not the lowest. Also, your stature in the investment world demands better than this. Instead, you are setting a terrible example of lowering the bar for all that follow. As a part of your considerable personal legacy, how can you face the thought of every schlocky management pointing to you and Aetna as their justification for chipping away at America's capitalist system via undemocratic principles? As recognized by no less of an authority than Delaware law, if 51% of a company's shareholders are motivated enough to repudiate management by actually signing a written consent, it is illegal for the Board of Directors to stand in their way.

I believe that, on further reflection, Aetna's accomplished and well-intended Board will agree with the fundamental truth of Providence's position. Thus, I am confident that you will immediately address this oversight by amending Aetna's
Schedule 14-A to allow for shareholder written consent; to allow shareholders to call a special meeting; to remove super-majority voting and professionally address other areas of Aetna's "shareholder unfriendly" corporate governance (such as the "poison pill")*.


Sincerely,



/s/ Herbert A. Denton
Herbert A. Denton
President

cc: Board of Directors



* I refer you to Campbell Soup as a model for the best in corporate governance (i.e., no "poison pill", staggered board, etc.) - please see attached "Corporate Governance Standards" from Campbell Soup's proxy materials.